Exhibit 99.1
FOR IMMEDIATE RELEASE
OCTOBER 28, 2015

Seventy Seven Energy Inc. Announces
Third Quarter 2015 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, October 28, 2015 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the third quarter of 2015. Key information related to SSE for the third quarter is as follows:

•	Consolidated Adjusted EBITDA of $41.1 million

•	Positive free cash flow of $42.9 million

•	Repurchased and cancelled $10.0 million of its 6.5% Senior Notes due 2022

•	Surpassed an SSE milestone of over 100 customers accounting for 36% of total revenue

SSE reported total revenues of $213.5 million for the third quarter of 2015, a 28% decrease compared to revenues of $295.1 million for the second quarter of 2015, and a 59% decrease compared to revenues of $526.8 million for the third quarter of 2014. SSE’s adjusted EBITDA was $41.1 million for the third quarter of 2015, compared to adjusted EBITDA of $44.3 million for the second quarter of 2015 and adjusted EBITDA of $129.0 million for the third quarter of 2014.

Adjusted net loss, which excludes impairments, gains or losses on sales of property and equipment, severance-related costs, loss on sale of a business and exit costs, and gains on debt extinguishment, for the third quarter of 2015, was $47.6 million, or $0.93 per fully diluted share. Net loss for the third quarter of 2015 was $48.5 million, or $0.95 per fully diluted share, compared to net loss of $74.7 million, or $1.50 per fully diluted share, for the second quarter of 2015 and net loss of $1.8 million, or $0.04 per fully diluted share, for the third quarter of 2014.

Adjusted revenues, adjusted EBITDA, free cash flow and adjusted net loss are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 9 - 13 of this release.

“Given the current market environment, we are pleased with our third quarter execution,” Chief Executive Officer Jerry Winchester said. “Our focus on diversifying our customer base across all of our business segments is reflected in our customer count which is now well past 100 different operators. Surpassing this milestone is a direct result of our commitment to service quality, execution and safety.”

“This diversification strategy, coupled with one of the best contractual backlogs in the industry and sufficient liquidity, positions us for dynamic growth when drilling and completion activity levels improve.”

Drilling

SSE’s drilling segment contributed revenues of $80.3 million and adjusted EBITDA of $33.9 million during the third quarter of 2015, compared to revenues of $100.4 million and adjusted EBITDA of $38.3 million for the second quarter of 2015 and revenues of $200.4 million and adjusted EBITDA of $82.4 million for the third quarter of 2014. The decrease in revenues for the third quarter of 2015 compared to the second quarter of 2015 was primarily due to a 21% decline in revenue days associated with additional contracted rigs being idled during the quarter.

The percentage of revenues from non-CHK customers increased from 36% to 42% of total segment revenues for the third quarter of 2015 compared to the second quarter of 2015. As of September 30, 2015, approximately 58% of SSE’s active rigs were contracted by non-CHK customers and SSE had a total drilling revenue backlog of $505.3 million with an average duration of 16 months.

Operating costs were $41.4 million during the third quarter of 2015, compared to $57.1 million for the second quarter of 2015 and $133.0 million for the third quarter of 2014. Average operating costs per revenue day in the third quarter of 2015 decreased 11% from the second quarter of 2015, primarily driven by a 16% decrease in labor-related costs per revenue day. As a percentage of drilling revenues, drilling operating costs were 52% for the third quarter of 2015, 57% for the second quarter of 2015 and 66% for the third quarter of 2014.

As of September 30, 2015, the Company’s marketed fleet of 92 rigs consisted of 32 Tier 1 rigs, including 21 PeakeRigs™, 57 Tier 2 rigs and three Tier 3 rigs. Additionally, 75% of the Company’s marketed fleet are multi-well pad capable rigs. SSE currently has five additional contracted PeakeRigs™ under construction that are backed by term contracts and scheduled to be delivered over the next eight months. As of September 30, 2015, 51 rigs were under contract, of which 25 were idle.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed revenues of $118.1 million and adjusted EBITDA of $8.2 million during the third quarter of 2015, compared to revenues of $163.4 million and adjusted EBITDA of $18.2 million for the second quarter of 2015 and revenues of $245.1 million and adjusted EBITDA of $54.5 million for the third quarter of 2014. The decrease in revenues from the second quarter of 2015 to the third quarter of 2015 was primarily due to an 11% decrease in revenue per stage. Revenues from non-CHK customers as a percentage of total segment revenues increased from 21% in the second quarter of 2015 to 27% in the third quarter of 2015. As of September 30, 2015, SSE’s hydraulic fracturing revenue backlog was $387.6 million with an average duration of 14 months.

Average operating costs per stage in the third quarter decreased 9% from the second quarter of 2015. The decrease in average operating costs per stage for the third quarter of 2015 compared to the second quarter of 2015 was primarily due to an 11% decline in product costs per stage, which is the result of reducing proppant and fracturing fluid costs by leveraging SSE’s logistics infrastructure competitive advantage. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 88% for the third quarter of 2015, 86% for the second quarter of 2015 and 78% for the third quarter of 2014.

As of September 30, 2015, SSE owned 10 hydraulic fracturing fleets with an aggregate of 400,000 horsepower operating in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE’s oilfield rentals segment contributed revenues of $15.0 million and adjusted EBITDA of ($0.9) million during the third quarter of 2015, compared to revenues of $17.8 million and adjusted EBITDA of ($4.1) million for the second quarter of 2015 and revenues of $38.9 million and adjusted EBITDA of $13.7 million for the third quarter of 2014. Revenues from non-CHK customers as a percentage of total segment revenues increased from 62% in the second quarter of 2015 to 77% in the third quarter of 2015. Revenues during the quarter were negatively impacted by the reduction in drilling and completions activity by SSE’s customers.

Operating costs were $14.0 million during the third quarter of 2015, compared to $20.2 million for the second quarter of 2015 and $27.0 million for the third quarter of 2014. As a percentage of oilfield rental revenues, operating costs were 93% for the third quarter of 2015, 114% for the second quarter of 2015 and 69% for the third quarter of 2014. The decrease in operating costs as a percentage of revenues in the third quarter of 2015 compared to the second quarter of 2015 was due to declines in labor-related costs and sub-contracting services. The increase in operating costs as a percentage of revenue in the third quarter of 2015 compared to the third quarter of 2014 was due to significant declines in fleet utilization and increased pricing pressure.

Former Oilfield Trucking

During the second quarter of 2015, SSE sold its drilling rig and logistics business and water hauling assets. As of June 30, 2015, there were no remaining assets or operations in the oilfield trucking segment.

General and Administrative Expenses

General and administrative expenses were $26.7 million in the third quarter of 2015, compared to $34.8 million in the second quarter of 2015 and $32.7 million in the third quarter of 2014. General and administrative expenses include non-cash compensation of $8.3 million and $8.6 million, and severance-related costs of $1.5 million and $3.1 million for the third quarter of 2015 and the second quarter of 2015, respectively. During the second quarter of 2015, general and administrative expenses included $2.7 million for services provided by CHK pursuant to the transition services agreement which was terminated during the second quarter of 2015.

Liquidity

As of September 30, 2015, SSE had cash of $156.2 million and working capital of $168.7 million. SSE also had $152.7 million in availability under its revolving bank credit facility, which included no borrowings and $10.2 million in outstanding letters of credit. As of October 23, 2015, SSE had cash on hand of $126.8 million.

Capital expenditures totaled $61.1 million for the third quarter of 2015, which primarily consisted of investment in new PeakeRigs™. For the nine months ended September 30, 2015, capital expenditures totaled $151.8 million. SSE currently expects its total year-end 2015 capital expenditures to be under $200.0 million.

During the third quarter of 2015, SSE repurchased and cancelled $10.0 million in aggregate principal amount of its 6.5% Senior Notes due 2022 (the “2022 Notes”) for $4.9 million. SSE recognized a gain on extinguishment of debt of $5.0 million, which includes accelerated amortization of deferred financing costs of $0.1 million. For the nine months ended September 30, 2015, SSE repurchased and cancelled $50.0 million in aggregate principal amount of the 2022 Notes in multiple transactions for $31.3 million. SSE recognized gains on extinguishment of debt of $18.1 million, which includes accelerated amortization of deferred financing costs of $0.6 million. From time to time SSE may use cash on hand in excess of its budgeted capital expenditures to repurchase and cancel its outstanding long-term debt or common stock, subject to approval by its Board of Directors.

Conference Call Information

SSE will host a conference call on Wednesday, October 28, 2015 at 9:00 a.m. CDT to discuss its third quarter 2015 financial and operational results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 51998155. SSE encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CDT. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call’s completion until November 18, 2015. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 51998155.

The conference call will also be webcast live on www.77nrg.com in the “investors” section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers. SSE’s services include drilling, hydraulic fracturing and oilfield rentals and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to general economic and industry conditions; our customers’ drilling and completion expenditures; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the onshore oil and natural gas services industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which we estimate based on current and anticipated utilization of our crews. With respect to our hydraulic fracturing backlog, our contracts provide for periodic adjustments of the rates we may charge for our services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates we charge and utilize in calculating our backlog. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. We compute average duration for our contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for our drilling rigs under contract and our remaining hydraulic fracturing fleets under contract, respectively. Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. We calculate our contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result of the foregoing, revenues could differ materially from the backlog and early termination amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, and our 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), our former parent company.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues:
Revenues	$213,541	$526,773	$938,456	$1,585,948
Operating Expenses:
Operating costs	160,889	392,138	731,627	1,208,312
Depreciation and amortization	68,854	73,855	226,779	218,149
General and administrative	26,709	32,723	95,436	72,977
Loss on sale of a business	—	—	34,989	—
Losses (gains) on sales of property and equipment, net	1,804	454	15,023	(7,532)
Impairments and other	1,566	7,751	16,720	30,731
Total Operating Expenses	259,822	506,921	1,120,574	1,522,637
Operating (Loss) Income	(46,281)	19,852	(182,118)	63,311
Other (Expense) Income:
Interest expense	(25,480)	(23,606)	(73,964)	(55,913)
Gains on early extinguishment of debt	4,975	—	18,061	—
(Loss) income from equity investee	(230)	(347)	877	(5,764)
Other income (expense)	942	(134)	1,889	623
Total Other Expense	(19,793)	(24,087)	(53,137)	(61,054)
(Loss) Income Before Income Taxes	(66,074)	(4,235)	(235,255)	2,257
Income Tax (Benefit) Expense	(17,544)	(2,465)	(74,455)	873
Net (Loss) Income	$(48,530)	$(1,770)	$(160,800)	$1,384

(Loss) Earnings Per Common Share
Basic	$(0.95)	$(0.04)	$(3.24)	$0.03
Diluted	$(0.95)	$(0.04)	$(3.24)	$0.03

Weighted Average Common Shares Outstanding
Basic	51,117	47,331	49,627	47,139
Diluted	51,117	47,331	49,627	47,143

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2015	December 31, 2014
	(In thousands, except share amounts)
Assets:
Current Assets:
Cash	$156,219	$891
Accounts receivable, net of allowance of $4,646 and $3,311 at September 30, 2015 and December 31, 2014, respectively	162,059	421,555
Inventory	16,096	25,073
Deferred income tax asset	1,992	7,463
Prepaid expenses and other	20,120	19,072
Total Current Assets	356,486	474,054
Property and Equipment:
Property and equipment, at cost	2,626,044	2,749,886
Less: accumulated depreciation	(1,056,558)	(982,833)
Property and equipment held for sale, net	6,600	—
Total Property and Equipment, Net	1,576,086	1,767,053
Other Assets:
Equity method investment	8,806	7,816
Goodwill	27,434	27,434
Intangible assets, net	—	5,420
Deferred financing costs	26,138	23,851
Other long-term assets	33,419	6,924
Total Other Assets	95,797	71,445
Total Assets	$2,028,369	$2,312,552
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$42,259	$45,657
Current portion of long-term debt	5,000	4,000
Other current liabilities	140,561	215,752
Total Current Liabilities	187,820	265,409
Long-Term Liabilities:
Deferred income tax liabilities	79,347	159,273
Long-term debt, excluding current maturities	1,589,500	1,594,500
Other long-term liabilities	1,600	2,347
Total Long-Term Liabilities	1,670,447	1,756,120
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 56,908,357 and 51,158,968 shares at September 30, 2015 and December 31, 2014, respectively	569	512
Paid-in capital	341,466	301,644
Accumulated deficit	(171,933)	(11,133)
Total Stockholders’ Equity	170,102	291,023
Total Liabilities and Stockholders’ Equity	$2,028,369	$2,312,552

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET (LOSS) INCOME	$(160,800)	$1,384
ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	226,779	218,149
Amortization of sale/leaseback gains	—	(5,401)
Amortization of deferred financing costs	3,381	5,048
Gains on early extinguishment of debt	(18,061)	—
Loss on sale of a business	34,989	—
Losses (gains) on sales of property and equipment, net	15,023	(7,532)
Impairments and other	16,720	21,030
(Income) loss from equity investee	(877)	5,764
Provision for doubtful accounts	1,930	2,062
Non-cash compensation	43,646	27,763
Deferred income tax benefit	(74,455)	(1,197)
Other	(810)	106
Changes in operating assets and liabilities	176,197	(115,130)
Net cash provided by operating activities	263,662	152,046
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(151,799)	(313,441)
Proceeds from sales of assets	18,573	68,537
Proceeds from sale of a business	15,000	—
Additions to investments	(112)	(213)
Other	3,434	63
Net cash used in investing activities	(114,904)	(245,054)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	160,100	930,900
Payments on revolving credit facility	(210,600)	(1,292,300)
Proceeds from issuance of senior notes, net of offering costs	—	493,825
Payments to extinguish senior notes	(31,305)	—
Proceeds from issuance of term loan, net of issuance costs	94,481	393,879
Payments on term loan	(3,500)	(1,000)
Deferred financing costs	(784)	(3,546)
Distributions to CHK	—	(421,920)
Other	(1,822)	(3,175)
Net cash provided by financing activities	6,570	96,663
Net increase in cash	155,328	3,655
Cash, beginning of period	891	1,678
Cash, end of period	$156,219	$5,333

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows — (Continued)
(Unaudited)

Supplemental disclosures to the condensed consolidated financial statements of cash flows are presented below:

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
(Decrease) increase in other current liabilities related to purchases of property and equipment	$(9,459)	$39,197
Note receivable received as consideration for sale of a business	$27,000	$—
Property and equipment distributed to CHK at spin-off	$—	$(792)
Property and equipment contributed from CHK at spin-off	$—	$190,297
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$69,181	$28,930

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Spin-off, Adjusted EBITDA, Adjusted Revenues and Free Cash Flow

During the second quarter of 2015, SSE sold Hodges Trucking Company, L.L.C., which provided drilling rig relocation and logistics services, to a wholly-owned subsidiary of Aveda Transportation and Energy Services Inc. and SSE sold its water hauling assets to various third parties. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

On June 30, 2014, SSE separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions, which is referred to as the “spin-off.” As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to CHK and sold its crude hauling assets to a third party. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

“Adjusted EBITDA”, “adjusted revenues” and “free cash flow” are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues and free cash flow as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”).

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted revenues should not be considered in isolation or as a substitute for revenues prepared in accordance with GAAP. However, our management uses adjusted revenues to evaluate our period over period operating performance because our management believes this measure improves the comparability of our continuing businesses and for the same reasons believes this measure may be useful to an investor in evaluating our operating performance.

Free cash flow should not be considered in isolation or as a substitute for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to SSE’s reported cash flow statements prepared in accordance with GAAP. Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures.

Consolidated Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(48,530)	$(1,770)	$(74,670)	$(160,800)	$1,384
Add:
Interest expense	25,480	23,606	24,968	73,964	55,913
Gains on early extinguishment of debt	(4,975)	—	(13,085)	(18,061)	—
Income tax (benefit) expense	(17,544)	(2,465)	(40,679)	(74,455)	873
Depreciation and amortization	68,854	73,855	72,950	226,779	218,149
Loss on sale of a business and exit costs	1,355	—	34,989	36,344	—
Losses (gains) on sales of property and equipment, net	1,804	454	9,010	15,023	(7,532)
Impairments and other	1,566	7,751	8,882	16,720	30,731
Impairment of equity method investment	—	—	—	—	4,500
Non-cash compensation	12,160	27,763	13,131	43,646	27,763
Severance-related costs	1,517	361	3,102	6,023	651
Rent expense on buildings and real estate transferred from CHK(a)	—	—	—	—	8,187
Rig rent expense(b)	—	3,608	—	—	18,683
Interest income	(628)	—	(108)	(736)	—
Less:
Drilling rig relocation and logistics Adjusted EBITDA	—	4,898	(5,886)	(9,745)	13,115
Water hauling Adjusted EBITDA	—	(777)	55	(4,531)	(851)
Geosteering Adjusted EBITDA	—	—	—	—	957
Crude hauling Adjusted EBITDA	—	—	—	—	(5,066)
Compression unit manufacturing Adjusted EBITDA	—	—	—	—	13,073
Non-recurring credit to share-based compensation expense(c)	—	—	—	—	10,530
Adjusted EBITDA	$41,059	$129,042	$44,321	$178,723	$327,544

(a)
Rent on buildings and real estate transferred from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the condensed consolidated statements of operations. Our operating costs include $8.0 million of rent expense associated with our lease of these facilities for the nine months ended September 30, 2014. Our general and administrative expenses include $0.2 million of rent expense associated with our lease of these facilities for the nine months ended September 30, 2014.

(b)
Rig rent expense associated with our lease of drilling rigs is included in operating costs on the condensed consolidated statements of operations. As of December 31, 2014, we had repurchased all of our drilling rigs.

(c)
We recorded a non-recurring credit to operating costs and general and administrative expenses during the second quarter of 2014 as a result of the cancellation and reissuance of unvested restricted stock awards.

Drilling Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(6,392)	$15,146	$(9,689)	$(15,710)	$22,328
Add:
Income tax (benefit) expense	(2,311)	9,088	(5,279)	(7,274)	13,700
Depreciation and amortization	38,197	36,062	38,202	125,936	105,362
Losses on sales of property and equipment, net	1,952	331	3,564	9,903	16,126
Impairments and other	—	6,796	8,688	12,417	29,569
Non-cash compensation	2,273	11,331	2,344	9,942	11,331
Severance-related costs	192	—	512	1,048	63
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,688
Rig rent expense	—	3,608	—	—	18,683
Less:
Geosteering Adjusted EBITDA	—	—	—	—	957
Non-recurring credit to share-based compensation expense	—	—	—	—	4,318
Adjusted EBITDA	$33,911	$82,362	$38,342	$136,262	$213,575

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net (loss) income	$(7,973)	$21,173	$(457)	$(1,977)	$35,490
Add:
Income tax (benefit) expense	(2,882)	13,904	(248)	(916)	21,956
Depreciation and amortization	17,833	17,524	17,804	51,915	53,484
Losses (gains) on sales of property and equipment, net	172	(19)	4	171	(19)
Impairments and other	—	—	—	—	207
Impairment of equity method investment	—	—	—	—	4,500
Non-cash compensation	952	1,922	1,043	3,234	1,922
Severance-related costs	127	—	60	268	—
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,259
Less:
Non-recurring credit to share-based compensation expense	—	—	—	—	477
Adjusted EBITDA	$8,229	$54,504	$18,206	$52,695	$118,322

Oilfield Rentals Adjusted EBITDA

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net loss	$(7,365)	$(686)	$(9,682)	$(20,511)	$(2,481)
Add:
Income tax benefit	(2,663)	(411)	(5,275)	(9,497)	(1,424)
Depreciation and amortization	8,912	12,812	10,575	31,659	39,527
Gains on sales of property and equipment, net	(329)	(771)	(277)	(777)	(1,696)
Impairments	—	955	—	—	955
Non-cash compensation	483	1,792	523	1,868	1,792
Severance-related costs	105	—	34	93	24
Rent expense on buildings and real estate transferred from CHK	—	—	—	—	1,415
Less:
Non-recurring credit to share-based compensation expense	—	—	—	—	601
Adjusted EBITDA	$(857)	$13,691	$(4,102)	$2,835	$37,511

Consolidated Adjusted Revenue

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Revenue	$213,541	$526,773	$295,128	$938,456	$1,585,948
Less:
Drilling rig relocation and logistics revenues	—	29,520	10,578	34,408	92,558
Water hauling revenues	—	11,681	2,933	8,331	36,460
Compression unit manufacturing revenues	—	—	—	—	74,650
Geosteering revenues	—	—	—	—	3,940
Crude hauling revenues	—	—	—	—	23,829
Adjusted Revenue(a)	$213,541	$485,572	$281,617	$895,717	$1,354,511

(a)
“Adjusted revenue” is a non-GAAP financial measure we define as revenues before revenues associated with our rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015, our compression unit manufacturing business and geosteering businesses that were distributed to CHK, and our crude hauling assets that were sold to a third party as part of the spin-off.

Free Cash Flow

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
	(In thousands)
Net cash provided by operating activities	$103,984	$30,113	$132,164	$263,662	$152,046
Less:
Additions to property and equipment	$61,075	$56,663	$50,117	$151,799	$313,441
Free cash flow	$42,909	$(26,550)	$82,047	$111,863	$(161,395)

Adjusted Net Loss and Adjusted Diluted Earnings per Share

Three Months Ended September 30, 2015
(In thousands, except per share amounts)
Adjusted Net Loss(a):
Net loss	$(48,530)
Plus:
Impairments, net of tax	1,143
Losses on sales of property and equipment, net of tax	1,317
Severance-related costs, net of tax	1,107
Loss on sale of a business and exit costs, net of tax	989
Less:
Gains on early extinguishment of debt, net of tax	3,632
Adjusted Net Loss	$(47,606)

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(0.95)
Plus:
Diluted earnings per share from impairments	0.02
Diluted earnings per share from losses on sales of property and equipment	0.03
Diluted earnings per share from severance-related costs	0.02
Diluted earnings per share from loss on sale of a business and exit costs	0.02
Less:
Diluted earnings per share from gains on early extinguishment of debt	0.07
Adjusted Diluted Earnings per Share	$(0.93)

(a)
Adjusted net loss excludes the impact of non-recurring charges due to impairments, losses on sales of property and equipment, severance-related costs, loss on sale of a business and exit costs, and gains on extinguishment of debt, all net of tax, incurred during the third quarter.